Exhibit 99.1

Stereotaxis Elects Medical Device Industry Veteran Duane DeSisto

to Board of Directors

ST. LOUIS, MO, May 4, 2015 – Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today announced the election of medical device industry veteran Duane DeSisto to its Board of Directors. Mr. DeSisto was previously President, CEO and Director of Insulet Corporation, developers of the groundbreaking OmniPod Insulin Management System, before retiring in September 2014. His appointment increases the number of Stereotaxis board members to eight.

“Duane brings more than 25 years of experience in the medical device industry and is a visionary business leader with a highly successful track record of driving and managing transformational growth in startup and public companies,” said William C. Mills, Stereotaxis Chief Executive Officer. “His extensive background in operational leadership and commercialization of advanced medical therapies will be a valuable resource for Stereotaxis as we continue to innovate and grow.”

Mr. DeSisto served as President and CEO of Insulet since 2001, where he led the creation and commercial adoption of the Company’s debut product, OmniPod, the world’s first tubing-free disposable insulin pump. Under Mr. DeSisto, Insulet grew from an early-stage company to a market cap of more than $2 billion and was nationally recognized for its technology design and rapid growth, including being listed fourth on Forbes’ “Most Innovative Growth Companies” in 2014 with five-year average sales growth of 47 percent. Prior to that, he also served as Chief Financial Officer of AAI-Foster Grant and Zoll Medical Corporation. Mr. DeSisto graduated with a B.S. degree from Providence College and an M.B.A. from Bryant College.

“Stereotaxis is an exciting organization, with technology that has the potential to become the standard of care in an industry that is trending towards automation,” said Mr. DeSisto. “I look forward to working with the Stereotaxis Board and leadership team to help further the commercial success of their innovative products.”

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator and V-CAS™ catheter advancement system have received U.S. clearance. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Stereotaxis Contact:
Martin Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com